271317v1
                            ARTICLES OF MERGER
                       OF POLARIS ACQUISITION CORP.
                    INTO NORTHSTAR COMPUTER FORMS, INC.


      Pursuant to the provisions of the Minnesota Business Corporation Act, the following Articles of Merger are executed on the date hereinafter set forth:

                                 ARTICLE 1

      Polaris Acquisition Corp. ("Polaris") and Northstar Computer Forms, Inc. ("Northstar") are each business corporations organized and existing under the laws of the State of Minnesota, and each is subject to the provisions of the Minnesota Business Corporation Act.

                                 ARTICLE 2

     Attached hereto and incorporated herein is a copy of the Agreement and Plan of Merger dated February 21, 2000, as amended by Amendment No. 1 to Agreement and Plan of Merger dated May 9, 2000 (the "Plan") which has been adopted by the respective Boards of Directors and shareholders of Polaris and Northstar in compliance with Section 302A.613 of the Minnesota Business Corporation Act.

                                 ARTICLE 3

      Pursuant to the attached Plan, Polaris shall be merged into Northstar and Northstar shall be the surviving corporation following the merger. The Articles of Incorporation and the Bylaws of Northstar shall be the Articles of Incorporation and the Bylaws of the surviving corporation. The name of the surviving corporation will be: Northstar Computer Forms, Inc.

                                 ARTICLE 4

      The effective date of the merger provided for in the Plan shall be effective upon the date and time that these Articles of Merger are duly filed with the Secretary of State of the State of Minnesota.

     Dated:  June 6, 2000

                              POLARIS ACQUISITION CORP.

                              By: /s/Keith S. Walters
                                 --------------------------------
                                   Its: Chairman, CEO & President
                                       --------------------------

                              NORTHSTAR COMPUTER FORMS, INC.

                              By: /s/Roger T. Bredesen
                                 --------------------------------
                                   Its: Chairman
                                       --------------------------